EXHIBIT 5.3



                             SUB-ADVISORY AGREEMENT

                            AQUINAS FIXED INCOME FUND



             THIS SUB-ADVISORY AGREEMENT, made this ____ day of _________,

   1998, between THE AQUINAS FUNDS, INC., a Maryland corporation (the

   "Company"), AQUINAS INVESTMENT ADVISERS, INC.,  a Texas corporation (the

   "Adviser") and ATLANTIC ASSET MANAGEMENT PARTNERS, L.L.C., a limited liability corporation (the "Portfolio Manager").

                              W I T N E S S E T H :

             The Company is a diversified open-end management investment company registered as an investment company under the Investment Company

   Act of 1940 (the "Act"), and subject to the rules and regulations promulgated thereunder.  The Company's shares of beneficial interest, par value $.0001 per share, are initially divided into four separate investment portfolios or funds ("Funds") each with different investment objectives and policies.  Each share of a Fund represents an undivided interest in the assets, subject to the liabilities, allocated to that portfolio.

             The Adviser acts as the manager and administrator for each portfolio of the Company pursuant to the terms of a Management and

   Advisory Agreement and is an "investment adviser" to the Company as defined in Section 2(a)(20) of the Act.  The Adviser is responsible for the day-to-day management and overall administration of the Funds and the coordination of investment of each Fund's assets in portfolio securities.

   However, specific portfolio purchases and sales for each Fund's investment portfolio, or a portion thereof, are to be made by advisory organizations recommended and selected by the Adviser, subject to the approval of the

   Board of Directors of the Company.

             WHEREAS, the Adviser and the Company desire to retain the

   Portfolio Manager as the investment adviser and portfolio manager for the

   Aquinas Fixed Income Fund (the "Fund").

             NOW, THEREFORE, the Company, the Adviser and the Portfolio

   Manager do mutually promise and agree as follows:

             1.   Employment.  The Adviser being duly authorized hereby

   appoints and employs the Portfolio Manager as a discretionary portfolio manager to the Fund for those assets of the Fund which the Adviser determines to assign to the Portfolio Manager (those assets being referred to as the "Fund Account"), for the period and on the terms set forth in this Agreement.  The Portfolio Manager hereby accepts the appointment as a discretionary portfolio manager and agrees to use its best professional judgment to make timely investment decisions for the Fund with respect to the investments of the Fund Account in accordance with the provisions of this Agreement.

             2.   Authority of the Portfolio Manager.  The Portfolio Manager

   shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or the Fund in any way or otherwise be deemed an agent of the Company or the Fund.

             3.   Portfolio Management Services of Portfolio Manager.

   Portfolio Manager is hereby employed and authorized to select portfolio securities for investment by the Fund, to purchase and sell securities of the Fund Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with paragraphs 5 and 6 hereof and such operational procedures as may be agreed to from time to time by the Portfolio Manager and the Company or the

   Adviser (the "Operational Procedures").  In providing portfolio management services to the Fund Account, Portfolio Manager shall be subject to such investment restrictions as are set forth in the Act and the rules thereunder, the Internal Revenue Code, applicable state securities laws,

   the supervision and control of the Board of Directors of the Company, such specific instructions as the Board of Directors may adopt and communicate to Portfolio Manager, the investment objectives, policies and restrictions of the Fund furnished pursuant to paragraph 4, the provisions of Schedule

   A hereto and instructions from the Adviser.  Portfolio Manger is not authorized by the Company to take any action, including the purchase or sale of securities for the Fund Account, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence.  Portfolio Manager shall maintain on behalf of the Fund the records listed in Schedule A hereto (as amended from time to time).

   At the Company's or the Adviser's reasonable request, Portfolio Manager will consult with Company or with the Adviser with respect to any decision made by it with respect to the investments of the Fund Account.

             4.   Investment Objectives, Policies and Restrictions.  The

   Company will provide Portfolio Manager with a statement of the investment objectives, policies and restrictions applicable to the Fund and any specific investment restrictions applicable to the Fund as established by the Company, including those set forth in its registration statement under the Act and the Securities Act of 1933.  Company retains the right, on written notice to Portfolio Manager from Company or Adviser, to modify any such objectives, policies or restrictions in any manner at any time.

             5.   Transaction Procedures.  All transactions will be

   consummated by payment to or delivery by United Bank of Missouri (the

   "Custodian"), or such depositories or agents as may be designated by the

   Custodian in writing, as custodian for the Fund, of all cash and/or securities due to or from the Fund Account, and Portfolio Manager shall not have possession or custody thereof or any responsibility or liability with respect thereto.  Portfolio Manager shall advise Custodian and confirm in writing to Company and to the Fund's administrator, Sunstone

   Financial Group, Inc., or any other designated agent of Company, all transactions for the Fund Account executed by it with brokers and dealers at the time and in the manner as set forth in the Operational Procedures.

   Portfolio Manager shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by Portfolio Manager.  Company shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, Portfolio Manager shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, except that it shall be the responsibility of the Adviser to take appropriate action if the Custodian fails to confirm in writing proper execution of the instructions.

             6.   Proxies.  The Company or the Adviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund Account may be invested from time to time.  At the request of

   Company, Portfolio Manager shall provide Company with its recommendations as to the voting of such proxies.

             7.   Compensation of the Portfolio Manager.  The compensation of

   Portfolio Manager for its services under this Agreement shall be calculated and paid by Adviser in accordance with the attached Schedule B.

   Pursuant to the provisions of the Management and Advisory Agreement between Company and Adviser, Adviser is solely responsible for the payment of fees to Portfolio Manager, and Portfolio Manager agrees to seek payment of its fees solely from Adviser.

             8.   Other Investment Activities of Portfolio Manager.  Company

   acknowledges that Portfolio Manager or one or more of its affiliates may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that Portfolio Manager, its affiliates or any of its or their directors,

   officers, agents or employees may buy, sell or trade in any securities for its or their respective accounts ("Affiliated Accounts").  Subject to the provisions of paragraph 2 hereof, Company agrees that Portfolio Manager or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Fund Account, provided that Portfolio Manager acts in good faith, and provided further, that it is Portfolio Manager's policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto.  Company acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease,

   dispose of or otherwise deal with positions in investments in which the

   Fund Account may have an interest from time to time, whether in transactions which involve the Fund Account or otherwise.  Portfolio

   Manager shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and

   Company shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund Account or otherwise.

             9.   Certificate or Authority.  Company, Adviser and Portfolio

   Manager shall furnish to each other from time to time certified copies of the resolutions of their Boards of Directors or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of Company, the Fund Account, the

   Portfolio Manager and/or Adviser.

             10.  Liability.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Portfolio Manager, Portfolio Manager shall not be liable for any act or omission in the course of, or connected with,

   rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

             11.  Brokerage Commissions.  The Adviser, subject to the control and direction of the Board of Directors of the Company, and the Portfolio

   Manager, subject to the control and direction of the Board of Directors of the Company and the Adviser, shall have authority and discretion to select brokers and dealers to execute portfolio transactions initiated by the

   Portfolio Manager for the Fund and for the selection of the markets on or in which the transactions will be executed.  The Adviser or the Portfolio

   Manager may cause the Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), to the Adviser

   or the Portfolio Manager a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser or the Portfolio

   Manager determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in

   Section 3(a)(35) of the Exchange Act).  The Portfolio Manager shall provide such reports as the Board of Directors of the Company or the

   Adviser may reasonably request with respect to the Fund's total brokerage and the manner in which that brokerage was allocated.

             12.  Confidentiality.  Subject to the duty of Portfolio Manager and Company to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Fund Account and the actions of Portfolio Manager and Company in respect thereto.

             13.  Representations, Warranties and Agreements of Company.

   Company represents, warrants and agrees that:

                  A.   Portfolio Manager has been duly appointed by the

        Board of Directors of Company to provide investment services to the Fund Account as contemplated hereby.

                  B.   Company will deliver to Portfolio Manager a true

        and complete copy of its then current prospectus and statement of additional information as effective from time to time and such other documents or instruments governing the investment of the Fund Account and such other information as is necessary for

        Portfolio Manager to carry out its obligations under this

        Agreement.

             14.  Representations, Warranties and Agreements of Portfolio

   Manager.  Portfolio Manager represents, warrants and agrees that:

                  A.   Portfolio Manager is registered as an "investment

        adviser" under the Investment Advisers Act of 1940 ("Advisers

        Act"); or is a "bank" as defined in Section 202(a)(2) of the

        Advisers Act or an "insurance company" as defined in Section

        202(a)(2) of the Advisers Act.

                  B.   Portfolio Manager will maintain, keep current and

        preserve on behalf of Company, in the manner required or

        permitted by the Act, the records identified in Schedule B.

        Portfolio Manager agrees that such records (unless otherwise indicated on Schedule B) are the property of Company, and will be surrendered to the Company promptly upon request.

                  C.   Portfolio Manager will complete such reports

        concerning purchases or sales of securities on behalf of the

        Fund Account as the Adviser or Company may from time to time require to ensure compliance with the Act, the Internal Revenue

        Code and applicable state securities laws.

                  D.   Portfolio Manager will adopt a written code of

        ethics complying with the requirements of Rule 17j-1 under the

        Act and will provide Company with a copy of the code of ethics and evidence of its adoption.  Upon the written request of

        Company, Portfolio Manager shall permit Company, its employees or its agents to examine the reports required to be made to

        Portfolio Manager by Rule 17j-1(c)(1).

                  E.   Portfolio Manager will promptly after filing with

        the Securities and Exchange Commission an amendment to its Form

        ADV furnish a copy of such amendment to each Company and the

        Adviser.

                  F.   Portfolio Manager will immediately notify Company

        and the Adviser of the occurrence of any event which would disqualify Portfolio Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the

        Act or otherwise.

             15.  Amendments.  This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Board of Directors in the manner required by the Act.

             16.  Termination.  This Agreement may be terminated at any time,

   without the payment of any penalty, by any party hereto immediately upon written notice to the others in the event of a breach of any provision hereof by the party so notified, or otherwise, upon giving thirty (30)

   days' written notice to the others, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.  This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act).  Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for an initial period beginning as of the date hereof and ending

   December 31, 1995 and indefinitely thereafter, but only so long as the continuance after such initial period is specifically approved annually by the Board of Directors of the Company in the manner required by the Act.

             17.  Governing Law.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Texas.

             IN WITNESS WHEREOF, the parties hereto have caused this

   Agreement to be executed on the day first above written.


                                      THE AQUINAS FUNDS, INC.

                                      (the "Company")



   Attest:   ________________________ By:  _________________________________
             Charles Clark                 Frank Rauscher
             Secretary                     President



                                      AQUINAS INVESTMENT ADVISERS,
                                         INC.
                                      (the "Adviser")



   Attest:   ________________________ By:  ______________________________
   Name/Title:_______________________ Name/Title:________________________


                                      ATLANTIC ASSET MANAGEMENT
                                         PARTNERS, L.L.C.
                                      (the "Portfolio Manager")



   Attest:   ________________________ By:  _________________________________
             ________________________      _________________________________

                                   SCHEDULE A

                RECORDS TO BE MAINTAINED BY THE PORTFOLIO MANAGER

   1. (1940 Act Rule 31a-1(b)(5) and (6)). A record of each brokerage order, and all other portfolio purchases and sales, given by the Portfolio Manager on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

        A.   The name of the broker;

        B. The terms and conditions of the order and of any modifications or cancellation thereof;

        C.   The time of entry or cancellation;

        D.   The price at which executed;

        E.   The time of receipt of a report of execution; and

        F. The name of the person who placed the order on behalf of the Fund.

   2. (1940 Act Rule 31a-1(b)(9)). A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

        A.   Shall include the consideration given to:

             (i)  the sale of shares of the Fund by brokers or dealers.

             (ii) The supplying of services or benefits by brokers or dealers to:

                  (a)  The Fund,

                  (b)  The Adviser,

                  (c)  The Portfolio Manager, and

                  (d)  Any person other than the foregoing.

             (iii) Any other consideration other than the technical qualifications of the brokers and dealers as such.

        B. Shall show the nature of the services or benefits made available.

        C. Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

        D. The name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

   3. (1940 Act Rule 31a-1(b)(10)). A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of portfolio securities and such other information as is appropriate to support the authorization. 1

               1    Such information might include:  the current Form 10-K,
          annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendation; i.e., buy, sell, hold) or any internal reports or portfolio adviser reviews).

   4. (1940 Act Rule 31a-1(f)). Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Portfolio Manager's transactions with respect to the Fund Account.

                                   SCHEDULE B

                                  FEE SCHEDULE

             Commencing September 1, 1997 and ending August 31, 1998 for its services to the Fund, the Adviser shall pay the Portfolio Manager a fee, computed daily and paid monthly, at the annual rate of 0.10% of the average daily net assets of the Fund under the management of the Portfolio Manager. On or before September 10, 1998 the Adviser shall pay the Portfolio Manager a fee in an amount equal to (a) the product obtained by multiplying the average daily net assets of the Fund under the management of the Portfolio Manager during the twelve month period commencing September 1, 1997 and ending August 31, 1998 by the Performance Fee Rate for August, 1998 as determined below, less (b) the sum of all payments made by the Adviser to the Portfolio Manager pursuant to the first sentence of this paragraph.

             Beginning September 1, 1998, for its services to the Fund, the Adviser shall pay the Portfolio Manager a fee, computed daily and paid monthly determined by multiplying the average daily net assets of the Fund under the management of the Portfolio Manager during the month by 1/12 of the Performance Fee Rate. The Performance Fee Rate means the rate determined by applying the formula set forth below; provided, however, that the Performance Fee Rate may never be lower than 0.10% and may never be greater than 0.50%.

         Performance Fee Rate = 0.30% + [0.20 x (Excess Return -1.20%)]

   Excess Return is equal to the Portfolio Manager's Total Return less the Benchmark Total Return for the twelve month period beginning on the first day of the eleventh month prior to the month for which the Performance Fee Rate is calculated and ending on the last day of such month (e.g. the Performance Fee Rate for September, 1998 is based on total returns for the period beginning October 1, 1997 and ending September 30, 1998). The Benchmark Total Return is the total return of the Lehman Brothers Aggregate Bond Index and the Portfolio Manager's Total Return is the total return of the assets under the management of the Portfolio Manager. The Portfolio Manager's Total Return is adjusted on a time-weighted basis for any assets added to or withdrawn from the assets under the management of the Portfolio Manager.

             The total return for the Lehman Brothers Aggregate Bond Index is the change in the level of the Lehman Brothers Aggregate Bond Index during the measuring period. The total return of the assets under the management of the Portfolio Manager is the change in value of such assets plus any interest paid or accrued on such assets less brokerage commissions paid on the acquisition or disposition of such assets during the measuring period. The value of the assets under the management of the Portfolio Manager shall be based on the prices used in calculating the Fund's net asset value.

             The Adviser shall pay the fees owed to the Portfolio Manager on or about the tenth day of the month following the month in which such fees are earned. The fee shall be pro-rated for any month in which the Sub-Advisory Agreement is in effect for only a portion of the month.